Exhibit 14.1

CODE OF CONDUCT
AND PROFESSIONAL ETHICS

AVANTAIR

I.	INTRODUCTION

A.            Applicability

This Code of Conduct and Professional Ethics (the “Code”) applies to all Directors and employees of Avantair (collectively “employees”).

B.            Purpose and Commitment

The Company has a reputation for uncompromising integrity in its service and performance to its customers in the fractional airline industry. That reputation is based on an expectation of ethical conduct on the part of all of the Company’s employees at all times. We must adhere to the highest ethical standards to earn trust and confidence in all facets of our operations. Accordingly, as an employee you are expected to behave ethically and with integrity, and to comply with all applicable laws and regulations. Failure to do so will result in disciplinary action, including possible termination of employment.

Please read this Code carefully and sign the attached Acknowledgement where indicated. If you have any questions, or if you need clarification either before you sign the Acknowledgement or in the future, please contact Company Counsel.

C.            Required Disclosures to the Company

The Code requires you to disclose certain information to your manager, who will convey these disclosures, as warranted, to the appropriate senior executive. Authorization to proceed with certain activities as a result of such disclosures is subject to applicable laws and regulations, and the Company’s policies, and will be documented for official records.

Your manager may not be the person to whom you directly report. For example, you may report to a first line supervisor who, in turn, reports to a manager. In that case, your disclosure should be made to your supervisor, your manager, and a representative of Human Resources. If you are unclear as to the identity of your manager, please consult with your direct supervisor or with Human Resources.

You also have a duty to report all suspected or actual violations of the Code or of any applicable laws and regulations. You can report them to your manager or to Company Counsel. Managers are required to report to Company Counsel all concerns raised about compliance.

D.            Revisions to the Code

The Company may revise or supplement this Code at any time. The Company will distribute promptly any such modification, and at that time, you will be required to sign a new acknowledgement to reaffirm your agreement to adhere to this Code. You have a continuing obligation to familiarize yourself with any such revisions and to ensure that you comply with all of the Company’s policies and with the Code.1

II.	GENERAL OBLIGATIONS

The Company expects you to use professional, honest, and ethical judgment in all your responsibilities. You must conduct yourself in a way that serves the public interest, honors the public trust, and demonstrates your commitment to a high level of professionalism.

The Employee Manual also sets forth policies to guide your behavior. As the Company’s employee, you are required to be aware of, and to comply with, the current versions of all policies that relate to your job performance.

The Company observes a “zero tolerance” policy for misconduct involving fraud, deceit or dishonesty, or that affects the integrity of our work. Any employee who is determined to have engaged in any such misconduct will be terminated from employment with the Company immediately.

III.	CONFLICTS OF INTEREST

The Company expects you to be free of any actual, perceived, or potential interest, activity, or influence that may conflict with or harm the Company's interests in any way or deprive the Company of your complete loyalty, unimpaired efficiency, and best professional judgment in performing all of your employment duties. Employees have an obligation to conduct business within guidelines that prohibit actual or potential conflicts of interest as established by the Employee Manual. The purpose of those guidelines is to provide general direction so that employees may seek further clarification on issues related to the subject of acceptable standards of operation. Contact Human Resources or Company Counsel for more information or questions about conflicts of interest.

Examples of situations that may create an actual or perceived conflict of interest, include, but are not limited to:

•     accepting, agreeing to accept, or soliciting money or other tangible or intangible benefits in exchange for preferential treatment toward any person or entity who has conducted, is conducting, or might conduct business with the Company;

•     accepting employment or compensation, or engaging in any business or professional activity that might require or involve use or disclosure of the Company's confidential information or trade secrets or impair your ability to perform satisfactorily your job duties for the Company;

•     directing business to a supplier or contractor owned or managed by, or which employs, a relative or friend.

1 Nothing in this Code is intended to alter at-will relationships between the Company and its employees. In the United States and certain other countries, the Company can terminate those employment relationships at any time, with or without cause, and with or without notice.

B.            Outside Employment/Conflicts of Interest

The Company recognizes that employees engage in activities outside of their employment which are private in nature, and the Company does not seek to interfere with those activities as long as they do not pose a conflict, or the appearance of a conflict, with the Company’s interests. You are required to familiarize yourself and abide by the Company’s policy regarding outside employment as established by the Employee Manual.

In order to prevent any conflict of interest or the appearance of conflicted conduct, under no circumstances may an employee be compensated, directly or indirectly, to serve as a consultant, advisor, independent contractor, speaker or employee for any company engaged in, associated with, or otherwise involved in, the aviation industry, including but not limited to the fractional aircraft industry, without the approval of the Company’s CEO, CFO, or Board of Directors.

C.            Outside Financial Interests

If the Company becomes involved in a potential or actual business transaction with a third party with whom you or your immediate family member is affiliated or has a material financial interest, you must disclose the affiliation or interest to your manager and to a representative of Human Resources within ten (10) days of learning of the transaction. You must not attempt to influence the association between the Company and your family member in any way. This influence includes, but is not limited to, perceived or actual requests for contracts, solicitations, or contributions. Examples of situations that may violate this section include, but are not limited to:

•     speculating or dealing in materials, products, real estate or services of the type purchased, produced, utilized, or sold by the Company;

•     acquiring a special interest in any business opportunity or other property with knowledge that the Company has an interest in such opportunity or property; and

•     entering into a business relationship (i.e., a landlord-tenant relationship) with any of the Company’s employees for whom you have supervisory or decision-making authority or over whom you may have influence without prior disclosure to your manager and a representative of Human Resources.

IV.	GIFTS, GRATUITIES, AND FAVORS

The reputation of the Company must not be tainted by any perception that favorable treatment was sought, or in fact obtained, in exchange for business or personal courtesies such as gifts, gratuities, or favors. The Company therefore prohibits any employee from accepting or soliciting any gift, gratuity, or favor valued in excess of $100 (excluding meals and entertainment from already existing vendors or customers of the Company). You must report any offer of a gift, gratuity, or favor made by any person or entity who sought to gain an improper privilege or benefit from you. Questions regarding the application of this policy should be directed to a representative of Human Resources.

V.	DOING BUSINESS WITH OTHERS

All purchasing decisions must be made based on the best value received by the Company. When appropriate, obtaining competitive bids, verifying quality and service claims, and confirming the financial condition of the supplier are all important steps in a good purchasing decision. (See section on Conflict of Interest).

The Company requires that all sales, marketing and promotion materials must always be honest and accurate. Neither deceptive advertising nor questionable promotional activity can ever be justified. Violations of these standards not only erode consumer confidence, but could subject the Company to legal action.

VI.	COMPLIANCE WITH LAWS AND REGULATIONS

As a Company employee, you are required to conduct business for the Company in accordance with all applicable laws and regulations. You are prohibited from using corporate funds, services, assets, or information for any unlawful or improper purpose. You also may not obtain privileges or special benefits through unlawful or otherwise improper concessions or payments. Failure to comply with relevant laws and regulations may subject you to civil or criminal liability as well as discipline from the Company.

It is very important to be mindful of all legal obligations concerning patents, copyrights, trademarks, trade secrets, confidentiality or privacy agreements, and other intellectual property rights.

Because it is the Company’s policy to comply at all times with all applicable federal, state, and local laws, if such a law now imposes or later imposes a legal obligation on the Company that conflicts with any provision of this Code, the Code is superseded for that purpose and with respect to the applicable employees only.

A.            Antitrust

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or our customers, if disclosed. Examples of confidential information include, but are not limited to the following: detailed financial figures; new product or marketing plans; technical information; information about litigation, potential acquisitions, divestitures, contracts and alliance agreements; and personal information about the Company’s employees and customers. Employees must not disclose or reveal any confidential information entrusted to them by the Company, except when disclosure is authorized by Company Counsel or required by laws or regulation.

B.            Environment

The Company is dedicated to the protection of our natural environment. It is our strict policy, therefore, to fully comply with all applicable local, state and federal environmental laws and regulations. Employees are required to comply with these standards when performing their assigned duties and must report any violations of these standards to their supervisor or to Company Counsel.

C.            Foreign Corrupt Practices Act (“FCPA”)

The FCPA prohibits any employee, agent or representative of the Company from directly or indirectly offering or promising to pay, or authorizing the payment of money or anything of value to foreign government officials, political parties, or candidates for public office, or any of their family members or close personal friends, for the purpose of influencing their acts or decisions. The fact that bribery may be an accepted local practice in a country does not relieve the Company’s employees, agents or representatives from complying with the FCPA.

D.            Aviation Regulations, International Trade and Anti-Boycott Regulations

United States laws govern the Company’s conduct in international trade. Employees involved with international trade should review the resources listed, and consult with Company Counsel if they have any questions or concerns. The Company’s employees and its agents may not by law cooperate in any way with an unsanctioned foreign boycott of countries friendly to the United States. The Company’s operations worldwide must comply with aviation, export, and travel regulations and restrictions imposed by the United States, as well as applicable laws of countries where the Company conducts business.

The civil and criminal sanctions that may be imposed for violations of applicable regulations and restrictions are very severe. Employees with responsibility for relevant activities should consult frequently with Company Counsel regarding these matters.

E.            Insider Trading

Using non-public information to trade in securities, or providing a family member, friend or any other person with a “tip” is illegal. All non-public information should be considered inside information and should never be used for personal gain. You are required to familiarize yourself with and abide by the Company’s Insider Trading policy. You may contact Company Counsel with any questions about your ability to buy or sell securities.

VII.	COMPLIANCE WITH INTERNATIONAL LAW

When engaging in international activity, the Company inevitably will encounter laws that differ from those of the United States. Local customs and practices with regard to business and social dealings also may vary from place to place. To ensure a business is in compliance with any applicable foreign laws, you should consult with Company Counsel prior to operating in any foreign jurisdiction.

VIII.	COMPANY RECORDS

A.            Creation of Records and Audits

The Company has designed and implemented a comprehensive system of internal controls and procedures to safeguard the Company's assets, properly record all transactions in accordance with generally accepted accounting principles, and ensure compliance with requirements of outside authorities. All corporate records for which employees are responsible must be true, accurate and complete and must present fairly the nature and purpose of the activity recorded. No false, misleading, or inaccurate records shall be made for any reason. You must adhere to these controls and procedures at all times when conducting business on behalf of the Company. Violation of this section, like all others herein, will be grounds for termination of employment with the Company.

You also must not improperly influence, manipulate, or undermine any authorized audit, or interfere with or mislead any auditor engaged to perform an internal or independent audit of the Company’s books, records, processes, or internal controls.

B.            Company Records

All of the Company’s books and records (“Records”) must be true, accurate and complete, and must comply with all applicable provisions of the Records Retention Policy. You are required to preserve the confidentiality of all of the Company’s Records. Disclosure of any of the Company’s Records to persons in or outside of the Company who do not have a legitimate business reason for receiving such information, constitutes a violation of this policy.

C.            Retention

The Company also seeks to preserve various categories of documents to ensure that all records required to fulfill our obligations to customers, employees, and vendors are maintained and are available when needed, and to ensure compliance with applicable laws and regulations. Accordingly, all corporate materials must be retained for the time period specified in the Company’s Record Retention Policy. To the extent you deal with Company records in any way, you should familiarize your self with the Records Retention Policy.

Documents, including those that are stored in hard copy, electronic, magnetic, or film format, relevant to any pending, threatened, or anticipated litigation, investigation or audit shall not be destroyed or altered for any reason until destruction is expressly authorized by Company Counsel or his or her designee.

IX.	WORK ENVIRONMENT

The Company’s Employee Manual includes a number of policies governing employee conduct, including but not limited to those concerning Alcohol and Drug Abuse, Security and Confidentiality, and Prevention of Harassment and Discrimination. By executing the attached Acknowledgement, you are affirming that it is your responsibility as a Company employee to read and comply with all of the Company’s policies that apply to you.

X.	COMPANY ASSETS

A.            Confidential Information

While employed by the Company, you may become aware of, or have access to, confidential and/or proprietary information relating to the Company’s business. You must maintain strict confidentiality of such information and not share such information with anyone – even a co-worker who does not have access to it – absent a legitimate business purpose. Trade secrets and confidential information include, without limitation, procedures used in the research/development processes, internal policies, internal telephone lists and directories, passwords, organizational charts, financial data, any data pertaining to actual or potential customers of the Company, and information concerning the attributes, features, and design of aircraft owned or operated by the Company. By executing the attached Acknowledgement, you will confirm that you have entered into a confidentiality agreement with which you shall comply fully.

B.            Protection and Proper Use of Company Assets

The Company’s assets, both tangible and intangible, are to be used only for legitimate business purposes and only by authorized employees or consultants. You should be alert to situations or incidents that could lead to the loss, theft or misuse of the Company’s or its clients’ property and report all such situations to your manager and a representative of Human Resources.

You are prohibited from misusing, or otherwise destroying property, records, or other materials that belong to the Company or its clients, customers, or employees. Examples of situations that constitute a violation of this section, include, but are not limited to:

•     using Company resources (equipment, supplies, contacts or funds) for personal benefit;

•     disclosing or using any proprietary information, materials, or undisclosed “inside” information relating to Company activities, for your own or another’s advantage;

•     possessing or removing Company property, including internal Company policies, or the property of a Company client, customer, employee, or guest without express authorization;

•     disclosing the contents of, or answers to, quizzes, tests or examinations given by the Company; and

•     filming, photographing, or releasing confidential information about the Company’s security systems, alarms, assets, aircraft, or procedures without prior written Company authorization.

C.            Software

In general, the only software that should be loaded onto your computer is that which the Company has approved and purchased. In many cases, it is illegal to copy, download or distribute software for other materials because they are protected by copyright.

XI.	MEDIA INQUIRIES

From time to time, you may be approached by reporters or other media representatives. To ensure that the Company speaks with one voice and provides accurate information regarding its business, you should direct all media inquiries to the CEO or COO. You are not permitted to discuss Company matters with any reporters or other media representatives without the express written consent of the CEO or CFO.

XII.	ENFORCEMENT OF THE COMPANY’S COMPLIANCE POLICIES

This Code is based on the Company’s core values, its commitment to best business practices, and applicable laws and regulations. Its existence does not, of course, ensure compliance. Accordingly, it is the responsibility of every Company employee to adopt and cultivate a policy of integrity and compliance, grounded on the notions of self-policing and self-reporting.

A.            Compliance

You are expected to become familiar with, understand, and abide by the requirements of this Code and all relevant policies of the Company.

Managers in particular have a responsibility to create an open and supportive environment where employees feel comfortable raising ethics concerns, and to emphasize the importance of this Code.

B.            Internal Reporting/Duty to Report

If you become aware of any issue or practice involving a potential or actual violation of this Code, or any Company policy or applicable law or regulation, you must report the matter immediately to your manager and/or to a representative of Company Counsel.

Several key questions can help you identify situations that may be unethical, inappropriate or illegal. Ask yourself:

•     Does what I am doing comply with the letter and spirit of the Company’s policies?

•     Have I been asked to misrepresent information or deviate from normal procedure?

•     Would I feel comfortable describing my decision at a staff meeting?

•     How would this conduct appear if it were disclosed to the Company’s clients, vendors and/or other members of the public?

C.            Internal Investigation

When an alleged violation of this Code is reported, the Company shall take prompt and appropriate action in accordance with the law and otherwise consistent with best business practices. If the suspected violation or concern involves the Company’s financial disclosures, internal accounting controls, questionable auditing or accounting improprieties, the manager is required to notify Company Counsel. If the suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, any person who receives such report should immediately report the alleged violation to Company Counsel. In each such case Company Counsel shall assess the situation and determine the appropriate course of action, including the initiation of an investigation and the need for corrective action.

Employees are expected to cooperate fully with Company representatives who are conducting an internal investigation, audit, inquiry, or other review.

D.            Disciplinary Action

Managers must ensure that this Code is enforced through appropriate disciplinary measures. Any employee violating this Code, any other Company policy, or applicable laws shall be subject to discipline, up to and including termination. The Human Resources Department is responsible for ensuring that the disciplinary process and the sanctions are enforced in a fair and consistent manner. The Company may refer for criminal prosecution any employees or former employees who have violated applicable laws and regulations. The Company may institute a civil action in response to such violations to, among other things, enforce its legal and equitable rights, and to obtain restitution, contribution, and damages.

E.            Non-Retaliation

Employees, including managers and supervisors, may not retaliate, directly or indirectly, or encourage others to do so, against any employee who reports a violation of this Code. If you believe that retaliation has occurred, you should report the conduct to Company Counsel immediately. The Company will not permit retaliation of any kind against good faith reports or complaints of violations to this Code or other illegal or unethical conduct.

Note to Employees: Return only this page to Company Counsel and retain the Code for your files and periodic review.

ACKNOWLEDGEMENT OF RECEIPT OF THE COMPANY’S CODE OF CONDUCT

I hereby acknowledge receipt of the Company’s Code of Conduct and Professional Ethics. I understand that my compliance with this Code and all relevant policies of the Company is a condition of my continued employment with the Company. I understand that the Company expects the highest degree of professional ethics and integrity in connection with my employment. I acknowledge that it is impossible for the Company to identify and list every possible action that may violate this Code and that the Company reserves the right to impose discipline for any conduct it deems inappropriate.

The Code does not constitute nor is it intended to constitute a contract of employment. Nothing in the Code is intended to alter the Company's policy of at-will employment or any at-will employment agreement.

I have carefully read and I understand fully the foregoing Code. I support these professional standards for the Company, and for myself, and I will act in accordance with them.

Throughout this document, I have been asked to disclose certain information in writing to my manager and a representative of Company Counsel, who will convey these disclosures, as warranted, to the appropriate Company officer. Consistent with that requirement, I hereby state:
(Check one:)

____	I have nothing to disclose.

____	I would like to make the following disclosures. (List and briefly explain below even if disclosed previously.)

I understand and agree that if, during the course of the year, additional or new circumstances arise that require disclosure, I will disclose such matters in writing to my manager and a representative of Human Resources.

Print Name:

Signature:	Date:

Department: